EXHIBIT 99.1

Community Capital Bancshares Names John Monk as New President and Chief Executive Officer

Albany, Georgia; Aug. 21, 2006 - Community Capital Bancshares, Inc. is pleased to announce that effective immediately, John H. Monk, Jr. will assume the role of President and Chief Executive Officer of Community Capital Bancshares and its wholly-owned subsidiary, Albany Bank & Trust, N.A. Mr. Monk has over 30 years of banking experience. Mr. Charles M. Jones III, Chairman of the Board of Directors of Community Capital Bancshares, made the announcement.

John Monk came to Community Capital Bancshares from the First Port City Bank, Bainbridge, Georgia, where he served as President and Chief Executive Officer for 13 years. In that capacity, he was responsible for all bank activities and performance, including: financial review, supervision of department managers, investment portfolio management, manpower supervision, and customer relations. Mr. Monk accomplished doubling the size of First Port City Bank and saw an increase in asset quality, earnings, and dividends during his tenure there.

Prior to joining the First Port City Bank in 1993, Mr. Monk worked at North Georgia National Bank in Woodstock, Georgia, as Senior Loan and Credit Officer. Mr. Monk earned BBA and MBA degrees from Stetson University in Deland, Florida. Also, Mr. Monk is a graduate of the Stonier Graduate School of Banking at the University of Delaware. Additionally, he serves on the boards of the Independent Community Bankers of America and the Community Bankers Association of Georgia.

"John is a highly accomplished banker and will contribute significantly to the efforts to strengthen and solidify the core business and operational efficiency of Community Capital Bancshares," stated Mr. Jones.

On August 2, 2006, Community Capital Bancshares disclosed that its subsidiary banks had entered into written agreements with the Office of the Comptroller of the Currency (OCC) on July 27, 2006 to address such issues as risk, management and financial controls. Under the terms of the Agreement between Albany Bank & Trust, N.A. and the OCC, Mr. Monk’s appointment is subject to review by the OCC.

About Community Capital Bancshares Inc.
Headquartered in Albany, Georgia, Community Capital Bancshares is the $334 million-asset holding company for Albany Bank & Trust and AB&T National Bank. Albany Bank & Trust has three banking locations in Albany and a loan production office in Charleston, South Carolina. AB&T National Bank has offices in Dothan, Alabama, and Auburn, Alabama. The holding company’s common stock is traded on the NASDAQ Capital Market under the symbol “ALBY”. For more information, please visit the Company's website at www.comcapbancshares.com.

Safe Harbor Statement - Forward-Looking Statements

The preceding release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "estimate," "expect," "intend," "anticipate" and similar expressions and variations thereof identify certain of such forward- looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.